EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-50543 and 333-144470 of Kforce Inc. on Form S-8 of our report dated June 24, 2008 relating to the financial statements and financial statement schedule of the Kforce Government Practice Plan as of December 31, 2007 and 2006 and for the year ended December 31, 2007, appearing in this Annual Report on Form 11-K of Kforce Government Practice Plan for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Tampa, Florida
June 24, 2008